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                                                                    EXHIBIT 99.1

FOR FURTHER INFORMATION:

AT THE COMPANY:
Jeffrey P. Jorissen
Chief Financial Officer
(248) 208-2500

FOR IMMEDIATE RELEASE


        SUN COMMUNITIES, INC. AGREES TO INVEST IN ORIGEN EQUITY FINANCING


SOUTHFIELD, MI, OCTOBER 3, 2003 - SUN COMMUNITIES, INC. (NYSE: SUI), a real estate investment trust (REIT) that owns and operates manufactured housing communities, today reported that it agreed to invest $50 million in the $150 million equity financing of Origen Financial L.L.C. ("Origen"), which is scheduled to close on Wednesday, October 8, 2003. Origen has indicated that the capital raised in Origen's equity financing will be used in part to repay all indebtedness to Sun Communities (approximately $35 million) and to acquire certain interests in Sun's manufactured home loans.

These securities will be issued by Origen in a private placement in reliance upon an exemption from registration provided by the Securities Act of 1933. The securities will not be, and have not been, registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

Sun Communities, Inc. is a real estate investment trust (REIT) that currently owns and operates a portfolio of 130 manufactured housing communities mainly in the Midwest and Southeast United States. On June 30, 2003, Sun Communities' portfolio consisted of 44,520 developed sites as well as 7,050 sites suitable for development.

                FOR MORE INFORMATION ABOUT SUN COMMUNITIES, INC.
                   VISIT OUR WEBSITE AT WWW.SUNCOMMUNITIES.COM